Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

ANNOUNCES INCREASED QUARTERLY

EARNINGS AND CONTINUATION OF CASH DIVIDEND

TOMS RIVER, NEW JERSEY, October 22, 2009…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that diluted earnings per share amounted to $.34 for the quarter ended September 30, 2009 as compared to $.32 for the corresponding prior year period. For the nine months ended September 30, 2009 diluted earnings per share amounted to $.90 as compared to $.96 for the corresponding prior year period. The Company also announced that its Board of Directors declared a regular quarterly cash dividend on common stock of $.20 per share - covering the three month period ended September 30, 2009 - to be paid on November 13, 2009, to common shareholders of record on November 2, 2009.

Commenting on the quarter, CEO John R. Garbarino said: “We are pleased that earnings for the quarter ended September 30, 2009, increased over the respective prior year period and our credit quality has held up well in the troubled economic environment. Our net interest margin continues to expand and the Company remains well capitalized with Tangible Equity Capital of 8.87% and Total Risk Based Capital at the Bank of 14.4%. Given the strong earnings performance, the Board was also pleased to continue our attractive cash dividend for our shareholders. Although we continue to embrace a strong cash dividend policy, future dividend considerations will necessarily be evaluated by the Board based upon our operating performance and capital needs.”

Results of Operations

Net interest income for the three and nine months ended September 30, 2009 increased to $16.7 million and $48.5 million, respectively, as compared to $14.6 million and $43.1 million, respectively, in the same prior year periods, reflecting a higher net interest margin and higher levels of interest-earning assets. The net interest margin increased to 3.73% and 3.59%, respectively, for the three and nine months ended September 30, 2009 from 3.30% and 3.20%, respectively, in the same prior year periods. The yield on interest-earning assets decreased to 5.32% and 5.35%, for the three and nine months ended September 30, 2009, respectively, as compared to 5.69% and 5.82%, respectively, in the same prior year periods. The cost of interest-bearing liabilities decreased to 1.79% and 1.98%, respectively, for the three and nine months ended September 30, 2009, as compared to 2.63% and 2.87%, respectively, in the same prior year periods. Average interest-earning assets increased by $18.5 million and $7.5 million for the three and nine months ended September 30, 2009 as compared to the same prior year periods. The increase was in mortgage-backed securities which rose $40.3 million and $36.4 million for the three and nine months ended September 30, 2009, respectively, due to investment of the preferred stock proceeds from the Treasury’s Capital Purchase Program.

The provision for loan losses increased to $1.5 million and $3.5 million, respectively, for the three and nine months ended September 30, 2009 as compared to $400,000 and $1.2 million, respectively, for the corresponding prior year periods. The increased provision is due to higher levels of non-performing loans and charge-offs.

Other income increased to $4.5 million and $11.9 million, respectively, for the three and nine months ended September 30, 2009 as compared to $3.6 million and $10.0 million, respectively, in the same prior year periods. Loan servicing income (loss) decreased to a loss of $102,000 for the nine months ended September 30, 2009 from income of $293,000 for the corresponding prior year period due to an impairment to the loan servicing asset of $263,000 recognized in the first quarter of 2009. The net gain on sales of loans and securities was $1.1 million and $3.1 million, respectively, for the three and nine months ended September 30, 2009 as compared to $466,000 and $344,000, respectively, for the corresponding prior year periods. The net gain for the three and nine months ended September 30, 2008 includes a net gain of $117,000 and a net loss of $902,000, respectively, on investment securities transactions. For the three and nine months ended September 30, 2009 the net gain on the sale of loans includes a reversal of the provision for repurchased loans of $0 and $245,000, respectively, as compared to reversals of $50,000 and $211,000, respectively, for the corresponding prior year periods. The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $819,000 at September 30, 2009 and there are currently no outstanding loan repurchase requests. There were two charge-offs totaling $79,000 through the reserve for repurchased loans for the nine months ended September 30, 2009. One charge-off for $63,000, relates to a repurchase request which was received and reserved for in 2008 and settled in the second quarter of 2009. The second charge-off, for $16,000, relates to an additional loss on a settlement entered into in 2007. Fees and service charges increased to $2.7 million for the three months ended September 30, 2009 as compared to

$2.6 million for the corresponding prior year period. For the nine months ended September 30, 2009 fees and services charges decreased to $7.8 million as compared to $8.3 million for the corresponding prior year period due to a decrease in trust and investment service revenue. Income from Bank Owned Life Insurance decreased by $112,000 and $323,000, respectively, for the three and nine months ended September 30, 2009 as compared to the same prior year periods due to a decline in the crediting rate in the lower interest rate environment. Other income for the three and nine months ended September 30, 2009 increased over the same prior year periods due to the recovery of $367,000 in borrower escrow funds for Columbia Home Loans, LLC (“Columbia”) the Company’s mortgage banking subsidiary which has since been shuttered.

Operating expenses increased to $12.4 million and $37.4 million, respectively, for the three and nine months ended September 30, 2009, as compared to $12.3 million and $35.3 million respectively, for the corresponding prior year periods. Federal deposit insurance increased to $605,000 and $2.5 million, respectively, for the three and nine months ended September 30, 2009, as compared to $301,000 and $952,000, respectively, in the same prior year periods due to an increase in the assessment rate for FDIC deposit insurance effective January 1, 2009 and a special assessment of $869,000 for the nine months ended September 30, 2009. Occupancy expense for the nine months ended September 30, 2009 was adversely affected by a second quarter charge of $556,000 relating to all remaining lease obligations of Columbia. In light of the economic downturn and weak real estate market, the Company no longer expects to be able to sublet the vacant office space. General and administrative expense for the three and nine months ended September 30, 2009 includes $413,000 and $582,000, respectively, of costs related to the Company’s previously announced merger with Central Jersey Bancorp. Operating expenses for the three and nine months ended September 30, 2009 also include costs relating to the opening of two new branches in the latter part of 2008.

Financial Condition

Mortgage-backed securities available for sale increased to $83.0 million at September 30, 2009 as compared to $40.8 million at December 31, 2008 primarily due to the $38.3 million investment of preferred stock proceeds from the Treasury’s Capital Purchase Plan. Loans receivable, net decreased by $25.8 million at September 30, 2009 as compared to December 31, 2008 due to a decline in one-to-four family mortgage loans from increased prepayments relating to refinancings and the Bank’s ongoing strategy to sell most newly originated longer-term fixed-rate loans. This decline was partly offset by growth in commercial real estate lending. At September 30, 2009, the Company was holding subprime loans with a gross principal balance of $2.6 million and a carrying value, net of reserves and lower of cost or market adjustment of $2.1 million. Deposits increased to $1,357.9 million at September 30, 2009 from $1,274.1 million at December 31, 2008. The growth was concentrated in core deposits, defined as all deposits excluding time deposits, which increased $128.4 million. Time deposits decreased $44.7 million as the Bank continued to moderate its pricing for this product. Federal Home Loan Bank advances decreased to $230.5 million at September 30, 2009 from $359.9 million at December 31, 2008, primarily due to the increase in deposits as a funding source. Stockholders’ equity increased to $166.2 million at September 30, 2009 as compared to $119.8 million at December 31, 2008 due to the issuance of $38.3 million of preferred stock under the Treasury’s Capital Purchase Plan.

Asset Quality

The Company’s non-performing loans totaled $23.5 million at September 30, 2009, an increase from $16.0 million at December 31, 2008. The increase was concentrated in one-to-four family and consumer loans and is reflective of the unsettled economic environment. Much of the $7.1 million increase in non-performing one-to-four family mortgage loans can be attributed to one large loan for $3.5 million which is well secured. Non-performing commercial real estate loans actually decreased by $605,000 at September 30, 2009 as compared to December 31, 2008. Non-performing loans at September 30, 2009 include $921,000 of loans repurchased due to early payment default that were written down to market value on the date of repurchase and $2.3 million of loans previously held for sale that were also written down to market value as of March 31, 2007, the date when these loans were transferred from held for sale to held for investment. For the nine months ended September 30, 2009, the Company realized net loan charge-offs of $1.5 million. Of this amount, $888,000 are charge-offs relating to loans originated by Columbia.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, October 23, 2009 at 11:00 a.m. Eastern time. The direct dial number for the call is (800) 860-2442. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 434329, from one hour after the end of the call until November 5, 2009. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $1.9 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	September 30, 2009	December 31, 2008	September 30, 2008
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$21,767	$18,475	$26,730
Investment securities available for sale	34,547	34,364	45,309
Federal Home Loan Bank of New York stock, at cost	14,878	20,910	19,130
Mortgage-backed securities available for sale	83,001	40,801	43,487
Loans receivable, net	1,622,531	1,648,378	1,647,317
Mortgage loans held for sale	4,960	3,903	4,161
Interest and dividends receivable	6,412	6,298	6,896
Real estate owned, net	1,204	1,141	654
Premises and equipment, net	21,226	21,336	20,988
Servicing asset	6,750	7,229	7,658
Bank Owned Life Insurance	39,768	39,135	39,387
Other assets	15,959	15,976	14,541

Total assets	$1,873,003	$1,857,946	$1,876,258

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,357,909	$1,274,132	$1,315,748
Securities sold under agreements to repurchase with retail customers	72,996	62,422	67,682
Federal Home Loan Bank advances	230,500	359,900	323,500
Other borrowings	27,500	27,500	27,500
Advances by borrowers for taxes and insurance	7,823	7,581	8,088
Other liabilities	10,103	6,628	9,695

Total liabilities	1,706,831	1,738,163	1,752,213

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, 38,263 shares issued at September 30, 2009	37,345	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and 12,432,556, 12,364,573 and 12,364,573 shares outstanding at September 30, 2009, December 31, 2008, and September 30, 2008, respectively	272	272	272
Additional paid-in capital	205,565	204,298	204,040
Retained earnings	163,487	160,267	159,107
Accumulated other comprehensive loss	(11,184)	(14,462)	(8,710)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(4,849)	(5,069)	(5,141)
Treasury stock, 14,744,816, 14,812,799 and 14,812,799 shares at September 30, 2009, December 31, 2008 and September 30, 2008, respectively	(224,464)	(225,523)	(225,523)
Common stock acquired by Deferred Compensation Plan	981	981	982
Deferred Compensation Plan Liability	(981)	(981)	(982)

Total stockholders’ equity	166,172	119,783	124,045

Total liabilities and stockholders’ equity	$1,873,003	$1,857,946	$1,876,258

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008

	(Unaudited)		(Unaudited)
Interest income:
Loans	$22,618	$23,821	$68,581	$72,926
Mortgage-backed securities	817	525	2,458	1,710
Investment securities and other	406	888	1,408	3,787

Total interest income	23,841	25,234	72,447	78,423

Interest expense:
Deposits	4,263	6,256	14,136	20,827
Borrowed funds	2,876	4,348	9,794	14,469

Total interest expense	7,139	10,604	23,930	35,296

Net interest income	16,702	14,630	48,517	43,127

Provision for loan losses	1,500	400	3,500	1,175

Net interest income after provision for loan losses	15,202	14,230	45,017	41,952

Other income:
Loan servicing income (loss)	119	121	(102)	293
Fees and service charges	2,700	2,625	7,804	8,292
Net gain on sales of loans and securities available for sale	1,094	466	3,119	344
Net gain from other real estate operations	67	79	71	97
Income from Bank Owned Life Insurance	202	314	634	957
Other	363	2	368	13

Total other income	4,545	3,607	11,894	9,996

Operating expenses:
Compensation and employee benefits	6,216	6,166	17,781	17,907
Occupancy	1,398	1,548	4,687	3,943
Equipment	478	468	1,428	1,433
Marketing	467	452	1,171	1,298
Federal deposit insurance	605	301	2,512	952
Data processing	812	779	2,506	2,375
Legal	236	683	1,086	1,754
Check card processing	287	276	792	775
Accounting and audit	135	193	466	742
General and administrative	1,719	1,397	4,948	4,086

Total operating expenses	12,353	12,263	37,377	35,265

Income before provision for income taxes	7,394	5,574	19,534	16,683
Provision for income taxes	2,860	1,852	7,448	5,420

Net income	4,534	3,722	12,086	11,263
Dividends on preferred stock and warrant accretion	537	—	1,539	—

Net income available to common stockholders	$3,997	$3,722	$10,547	$11,263

Basic earnings per share	$0.34	$0.32	$0.90	$0.97

Diluted earnings per share	$0.34	$0.32	$0.90	$0.96

Average basic shares outstanding	11,724	11,678	11,710	11,661

Average diluted shares outstanding	11,772	11,751	11,758	11,722

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At September 30, 2009	At December 31, 2008	At September 30, 2008
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	8.87%	6.45%	6.61%
Common shares outstanding (in thousands)	12,433	12,365	12,365
Stockholders’ equity per common share	$10.36	$9.69	$10.03
Tangible stockholders’ equity per common share	10.36	9.69	10.03

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$15,814	$8,696	$8,332
Commercial real estate	4,922	5,527	3,179
Construction	67	—	—
Consumer	2,416	1,435	844
Commercial	295	385	129

Total non-performing loans	23,514	16,043	12,484
REO, net	1,204	1,141	654

Total non-performing assets	$24,718	$17,184	$13,138

Allowance for loan losses	$13,680	$11,665	$11,218

Allowance for loan losses as a percent of total loans receivable	0.83%	0.70%	0.68%
Allowance for loan losses as a percent of non-performing loans	58.18	72.71	89.86
Non-performing loans as a percent of total loans receivable	1.44	0.97	0.75
Non-performing assets as a percent of total assets	1.32	0.92	0.70

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.96%	0.80%	0.85%	0.79%
Return on average stockholders’ equity	11.22	12.04	10.28	12.18
Interest rate spread	3.53	3.06	3.37	2.95
Interest rate margin	3.73	3.30	3.59	3.20
Operating expenses to average assets	2.62	2.63	2.63	2.49
Efficiency ratio	58.14	67.24	61.87	66.38

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At September 30, 2009	At December 31, 2008

Real estate:
One-to-four family	$974,117	$1,039,375
Commercial real estate, multi-family and land	368,063	329,844
Construction	10,696	10,561
Consumer	217,050	222,797
Commercial	68,617	59,760

Total loans	1,638,543	1,662,337

Loans in process	(2,278)	(3,586)
Deferred origination costs, net	4,906	5,195
Allowance for loan losses	(13,680)	(11,665)

Total loans, net	1,627,491	1,652,281

Less: mortgage loans held for sale	4,960	3,903

Loans receivable, net	$1,622,531	$1,648,378

Mortgage loans serviced for others	$961,923	$977,410
Loan pipeline	73,320	69,751

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008

Loan originations	$122,405	$102,080	$448,091	$292,096
Loans sold	61,448	19,395	192,556	78,493
Net charge-offs	578	101	1,485	425

DEPOSITS

	At September 30, 2009	At December 31, 2008
Type of Account

Non-interest-bearing	$111,257	$97,278
Interest-bearing checking	599,379	517,334
Money market deposit	96,262	84,928
Savings	228,301	207,224
Time deposits	322,710	367,368

	$1,357,909	$1,274,132

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2009			2008
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$—	$—	—%	$13,123	$43	1.31%
Investment securities (1)	55,763	167	1.20	60,379	524	3.47
FHLB stock	15,168	239	6.30	19,019	321	6.75
Mortgage-backed securities (1)	85,279	817	3.83	44,984	525	4.67
Loans receivable, net (2)	1,636,541	22,618	5.53	1,636,707	23,821	5.82

Total interest-earning assets	1,792,751	23,841	5.32	1,774,212	25,234	5.69

Non-interest-earning assets	93,544			91,203

Total assets	$1,886,295			$1,865,415

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$924,360	2,356	1.02	$799,671	3,299	1.65
Time deposits	335,073	1,907	2.28	392,893	2,957	3.01

Total	1,259,433	4,263	1.35	1,192,564	6,256	2.10
Borrowed funds	335,242	2,876	3.43	417,873	4,348	4.16

Total interest-bearing liabilities	1,594,675	7,139	1.79	1,610,437	10,604	2.63

Non-interest-bearing deposits	113,879			113,303
Non-interest-bearing liabilities	16,150			18,050

Total liabilities	1,724,704			1,741,790
Stockholders’ equity	161,591			123,625

Total liabilities and stockholders’ equity	$1,886,295			$1,865,415

Net interest income		$16,702			$14,630

Net interest rate spread (3)			3.53%			3.06%

Net interest margin (4)			3.73%			3.30%

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2009			2008
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$—	$—	—%	$11,949	$185	2.06%
Investment securities (1)	55,906	756	1.80	62,074	2,374	5.10
FHLB stock	17,115	652	5.08	20,280	1,228	8.07
Mortgage-backed securities (1)	85,027	2,458	3.85	48,650	1,710	4.69
Loans receivable, net (2)	1,646,232	68,581	5.55	1,653,794	72,926	5.88

Total interest-earning assets	1,804,280	72,447	5.35	1,796,747	78,423	5.82

Non-interest-earning assets	88,477			93,887

Total assets	$1,892,757			$1,890,634

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$885,408	7,513	1.13	$772,577	9,643	1.66
Time deposits	349,514	6,623	2.53	419,712	11,184	3.55

Total	1,234,922	14,136	1.53	1,192,289	20,827	2.33
Borrowed funds	373,833	9,794	3.49	447,750	14,469	4.31

Total interest-bearing liabilities	1,608,755	23,930	1.98	1,640,039	35,296	2.87

Non-interest-bearing deposits	110,379			110,157
Non-interest-bearing liabilities	16,917			17,121

Total liabilities	1,736,051			1,767,317
Stockholders’ equity	156,706			123,317

Total liabilities and stockholders’ equity	$1,892,757			$1,890,634

Net interest income		$48,517			$43,127

Net interest rate spread (3)			3.37%			2.95%

Net interest margin (4)			3.59%			3.20%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.